SERVICE AGREEMENT

This Service Agreement (the "Agreement"), dated as of the 28th day of November,
2007, is made by and among Principal Life Insurance Company ("Company") and Van
Eck Securities Corporation (the Distributor") ;

WHEREAS, Distributor is the distributor of the shares of each of the investment companies (each a "Fund") set forth on Exhibit A, which may be amended from time to time; and

WHEREAS, Company provides administrative services to the owners of certain variable annuity and variable life insurance contracts (the "Contracts") issued by
Company through certain of Company's accounts (the "Variable Accounts") set forth on Exhibit B ; and

WHEREAS, the Funds will be included as underlying mutual fund options for the
Contracts issued by Company through the Variable Accounts pursuant to a Fund
Participation Agreement previously entered into by the Distributor, on behalf of the
Funds, and Company; and

WHEREAS, the Distributor recognizes substantial savings of administrative expenses as a result of Company performing certain administrative services (the "Services") on behalf of the Funds; and

NOW, THEREFORE, the Funds will be available for purchase and sale by Variable
Accounts, subject to the following conditions:

1. Company agrees to provide services for the contract owners of the Variable
Accounts who choose the Funds as underlying investment options in the contracts .
Such services will include those described on Exhibit C.

2. Company shall not bear any of the expenses for the cost of registration of the
Funds' shares, preparation of the Funds' prospectuses, proxy materials, and reports, and the preparation of other related statements and notices required by law, except as otherwise agreed upon by the parties to this Agreement .

3. In consideration for the services to be provided by Company to the Contract owners pursuant to this Agreement, the Distributor will calculate and pay, or cause one of its affiliates to pay, and Company will be entitled to receive from the Distributor a fee at an annualized rate equal to 0.25% ("Service Fee") of the average aggregate amount invested in the Funds under the Contracts issued by the Variable Accounts for the applicable period. The average aggregate amount shall be computed by totaling the aggregate investment (net asset value multiplied by total number of Fund shares held in the Variable Accounts) on each calendar day during the period and dividing by the total number of calendar days during the period .

4. If in the good faith opinion of the Distributor or the Funds, based upon an opinion of counsel reasonably acceptable to Company, it is determined that payments under this Agreement are, will be in contravention or violation of any law, rule, regulation, court decision or order, out-of-court settlement of actual or threatened litigation or enforcement position of any regulatory body having jurisdiction over the

Distributor or the Funds or their affiliates (taken together, "Change in Law"), the
Service Fee shall be adjusted accordingly to conform to such Change in Law on terms and conditions deemed fair and equitable by the Distributor or the Funds, as the case may be.

5. The Service Fees will be paid to Company by electronic funds transfer as soon as practicable, but no later than 30 days after the end of the period in which they were earned. If the assets held in the Variable Accounts are less than $1 billion as of
December 31 of the prior calendar year, the Service Fees for the following year will be paid on a quarterly basis; if the assets held in the Variable Accounts are greater than $1 billion as of December 31 of the prior calendar year, the Service Fees for the following year will be paid on a monthly basis . The Service Fee payment will be accompanied or preceded by a statement showing the calculation of the amounts being paid by the
Distributor for the relevant period and such other supporting data as may be reasonably requested by Company.

6. The Service Fee shall be paid either by (a) the Distributor or one of its affiliates from general operating funds, or (b) directly by the Funds pursuant to a shareholder service plan adopted by the Board of Directors/Trustees of the Funds ("Boards") .

7. The effective date of this Agreement With regard to a Contract will be the later of
November 28, 2007, or the launch date of each Contract.

8. The parties agree that a Service Fee will be paid to Company according to this
Agreement with respect to each Fund as long as shares of such Fund are held by the
Variable Accounts except in the event Company terminates this Agreement, provided that payments will continue for six months after such termination based on shares of the
Fund held by the Variable Accounts during that period, or payment is prohibited by a
Change in Law. This provision will survive the termination of this Agreement and the termination of the Distributor's Fund Participation Agreements with Company .

9. Company and Distributor agree that the Service Fees described in the
Agreement are for administrative services only and do not constitute payment in any manner for investment advisory services or for the cost of distribution of the Funds or the
Contracts.

10. This Agreement may be terminated by Company at any time upon written notice to the Distributor and by Distributor upon at least 30 days' written notice to Company . In addition, Distributor may terminate this Agreement immediately upon written notice to
Company (1) if required by any applicable law or regulation, (2) if so required by action of the Board, (3) If Company engages in any material breach of this Agreement or (4) if
Company or any other Company affiliates engages in conduct which would constitute a material breach of this Agreement were Company or the affiliate a party to this
Agreement. This Agreement will terminate immediately and automatically with respect to
Funds held in the Variable Accounts upon the termination of the Fund Participation
Agreement which governs a Fund's inclusion as an investment option in the Variable
Account and in such event no notice is required under this Agreement.

11. Each notice required by this Agreement shall be given by wire and confirmed in writing to:

If to Company:
Sara Wiener
Principal Life Insurance Company
711 High Street
Des Moines, IA 50392-1170

If to Distributor :
Keith J. Carlson
Van Eck Securities Corporation
99 Park Avenue
New York, New York 10016

12. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of New York. This Agreement shall be subject to the provisions of the federal securities statutes, rules and regulations, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith .

13. Each of the parties to this Agreement acknowledges and agrees that this
Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements or arrangements with other entities .

EXHIBIT A
TO SERVICE AGREEMENT

Name of Fund

Worldwide Hard Assets Fund - Initial Class

EXHIBIT B
TO SERVICE AGREEMENT

Name of Variable Account/Contracts
Executive VUL
Executive VUL II
Benefit VUL
Benefit VUL II

EXHIBIT C
TO SERVICE AGREEMENT

Services Provided by Company

Pursuant to the Agreement, Company shall perform all administrative and shareholder services with respect to the contracts, including but not limited to, the following :

1. Maintaining separate records for each contract owner, which shall reflect the
Fund shares purchased and redeemed and Fund share balances of such contract owners . Company will maintain a single master account with each Fund on behalf of contract owners and such account shall be in the name of Company
(or its nominee) as the record owner of shares owned by contract owners .

2. Disbursing or crediting to contract owners all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

3.	Preparing and transmitting to contract owners, as required by law, periodic statements showing the total number of shares owned by contract owners as of the statement closing date, purchases and redemptions of Fund shares by the contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by contract owners.

4. Supporting and responding to service Inquiries from contract owners.

5.	Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the services for contract owners .

6.	Generating written confirmations and quarterly statements to contract owners.

7.	Printing and distributing to contract owners, to the extent required by applicable law, Funds' prospectuses, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders .

8.	Transmitting purchase and redemption orders to the Funds on behalf of the contract owners.

9.	Federal and state income tax withholding and reporting .

10.	Providing such other assistance and services as may reasonably be requested by the Funds.